Exhibit 10.6.9
[DATE]
[Name]
[Email Address]

Re: Tax Withholding for RSU Vesting
Dear [Name],
As you know, you were previously granted one or more awards of restricted stock units (“RSUs”) pursuant to the Live Oak Bancshares Amended and Restated 2015 Omnibus Stock Incentive Plan (the “Plan”).
Under your RSU Award Agreement(s), when your RSUs vest, Live Oak Bancshares, Inc. (the “Company”) will withhold a number of shares in order to satisfy tax withholding obligations for federal, state, and other taxes. The resulting net shares are then issued to you through Fidelity. Ordinarily, federal income tax withholding for supplemental compensation like RSU vesting is at a 22% withholding rate. For those with high taxable income, this relatively low tax withholding rate can result in additional income tax being owed the following April.

To help mitigate this impact going forward, instead of withholding at a 22% rate, the Company will withhold at the maximum applicable federal income tax rate (currently 37%) in connection with RSU vesting for Section 16 officers who sign and return this letter to the Company. By signing below, you irrevocably request and direct the Company to apply this higher tax withholding rate. This change will apply to both your existing RSUs and any future RSU awards you may receive from the Company. In addition to federal income tax withholding, applicable state, local, Social Security, and Medicare taxes will also be withheld. Of course, everyone’s tax situation is different, and the Company cannot provide you with tax advice, nor can it guarantee the ultimate tax impact to you, but the Company believes this to be a beneficial change to avoid unexpected tax bills each year.

Please sign below to confirm your understanding of, and agreement to, the change set forth in this letter. Except as expressly set forth above, your existing RSUs will continue to be governed by the terms of the applicable RSU Award Agreement(s) and the Plan.

Sincerely,
Live Oak Bancshares, Inc

Courtney C. Spencer
Chief Experience Officer

Accepted and agreed:

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